                                                Filed Pursuant to Rule 424(b)(3)
                                                               File No. 33-93886


Prospectus

                                STORAGE USA LOGO


                                Storage USA, Inc.
                            Dividend Reinvestment and
                               Stock Purchase Plan

         Storage USA,  Inc.  hereby offers to holders of its Common Stock (NYSE:
SUS) the opportunity to purchase additional shares of its Common Stock through reinvestment of dividends or optional cash payments, subject to the conditions and at the prices herein stated.

    Dividends reinvested will be applied to the purchase of shares of Common Stock at average market value (as described in "Purchases and Price of Shares"). Subject to the discretion of the Company to limit or reject additional purchases, participants may make additional optional cash payments of not less than $50 and not more than $25,000 per quarter; such payments will be applied to the purchase of shares at average market value (as described in "Purchases and Price of Shares").

    This Prospectus relates to shares of the Company's Common Stock that have been registered for sale under the Dividend Reinvestment and Stock Purchase Plan. Please retain this Prospectus for future reference.

    The executive offices of the Company are located at 175 Toyota Plaza, Suite 700, Memphis, Tennessee 38103, and the telephone number is 901-252-2000.

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    Neither  the  Securities  and  Exchange   Commission  nor  any  other  state
securities commission has approved or disapproved these securities or determined if this Prospectus is truthful and complete. Any representation to the contrary is a crime.


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                The date of this Prospectus is November 1, 2000.
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                                TABLE OF CONTENTS


A WARNING ABOUT FORWARD-LOOKING STATEMENTS..................................   2
THE COMPANY.................................................................   3
THE PLAN....................................................................   3
  Eligibility ..............................................................   3
  Administration ...........................................................   4
  Enrollment................................................................   4
  Costs.....................................................................   4
  Purchases and Price of Shares.............................................   4
  Dividends on Shares Held in the Plan......................................   5
  Account Statements........................................................   5
  Certificates for Shares...................................................   5
  Termination of Participation..............................................   6
  Voting of Shares Held Under the Plan......................................   7
  Stock Dividends, Stock Splits and Rights Offerings........................   7
  Responsibility of the Plan Administrator and the Company Under the Plan...   7
  Interpretation and Regulation of the Plan.................................   7
  Change in or Discontinuance of the Plan...................................   7
FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN................   8
  Reinvested Dividends......................................................   8
  Optional Cash Payments....................................................   8
  Receipt of Share Certificates and Cash....................................   8
INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY....................   9
EXPERTS.....................................................................   9
ADDRESS OF THE PLAN ADMINISTRATOR...........................................  10
INQUIRIES REGARDING THE PLAN................................................  10
WHERE YOU CAN FIND MORE INFORMATION.........................................  10


                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This Prospectus, and the documents incorporated by reference, may contain "forward-looking" statements. These forward-looking statements usually include words like "believes," "anticipates" and "expects" and describe our expectations for the future. Of course, these expectations may not be met in important ways for a variety of reasons. We have described these reasons in our most recent Annual Report on Form 10-K under the heading "Risk Factors" and the other reports we file with the SEC, and you should review them before you decide to buy our stock. We are not required to update any forward-looking statements we make, and we may not.


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THE COMPANY

         Storage USA, Inc. (the "Company") is a self-managed, self-advised real estate investment trust ("REIT") incorporated in Tennessee. We manage, acquire, develop and franchise self-storage facilities. We do business through SUSA Partnership, L.P. (the "Operating Partnership"), of which we are the sole general partner and in which we owned an 88.8% partnership interest as of June 30, 2000. Our self-storage facilities operate under the "Storage USA" name and offer low-cost, easily accessible and enclosed storage space for personal and business use, primarily on a month-to-month basis. Our facilities typically are fenced, have locked gates, are lighted at night and have computer-controlled gates that permit certain tenants to access their storage units 24 hours a day. The Company's stock is traded on the New York Stock Exchange under the symbol "SUS".

THE PLAN

     The Plan provides you with a simple and convenient way to invest your Storage USA, Inc. Common Stock cash dividends in additional shares of Common Stock. As a participant in the Plan, your cash dividends will be applied toward the purchase of additional shares at average market value, as herein described. You may also choose to make optional cash investment payments of not less than $50 or more than $25,000 per quarter to purchase additional shares under the Plan at average market value. The Company, in its discretion, may limit or reject such optional cash purchases. You receive free custodial service for the shares you hold through the Plan.

     Shares for the Plan may be purchased, at the discretion of the Company, either (i) directly from the Company, or (ii) in the open market. Shares purchased from the Company will be previously unissued shares. The Company will contribute the net proceeds from the sale of any such shares to the Operating Partnership in exchange for additional units of general partnership interest and such net proceeds will be used by the Operating Partnership for general corporate purposes.

Eligibility
     Registered Shareholders of record who own at least one share of the Company's Common Stock are eligible to participate in the Plan with respect to any whole number of their shares. If your shares are held of record by a broker or nominee (i.e. in street name through the broker or nominee) and you want to participate in the Plan, you must make appropriate arrangements with your broker or nominee to have at least one share issued in your name. If you do not currently own registered shares in the Company, you may purchase Storage USA, Inc. Common Stock (NYSE: SUS) through your local stock broker or an individual investor program.

     The Company may refuse participation in the Plan to shareholders residing in states whose securities laws do not exempt shares offered pursuant to the Plan from registration.


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Administration
    First Union National Bank is the Administrator of the Plan (the "Plan Administrator"). The Plan Administrator makes open market purchases or purchases from the Company, holds certificates for shares held in your Plan account, keeps records and sends statements of your account to you. Shares of Common Stock purchased under the Plan are registered in the name of Divrein & Co. or another of the Plan Administrator's nominees, as agent, and credited to the accounts of participants.

Enrollment
     You may join the Plan by completing and signing the enrollment card included with this Prospectus and returning it to the Plan Administrator, First Union National Bank.

     Your participation in the Plan will begin with the first dividend payment after your signed card is received, provided your card is received on or before the record date established for that dividend. Record dates are customarily in March, June, September and December, but such dates may change. If your enrollment card is received after the record date for any dividend and before payment of that dividend, that dividend will be paid to you in cash and reinvestment of your dividends will not begin until the next dividend payment date.

Costs
     Participants in the Plan pay no service charges or other fees for purchases made under the Plan. All costs of administration of the Plan are paid by the Company. The Company will pay all brokerage costs for shares purchased in the open market. If you terminate participation in the Plan or ask that your Plan shares be sold, you will pay certain charges as explained in "Termination of Participation" below.

Purchases and Price of Shares
     Dividends, as well as any optional cash payments, will be invested on the date on which the dividends are paid each quarter (the "Investment Date").
Dividend payment dates are ordinarily in early January, April, July, and October, but such dates may change. You become an owner of shares purchased under the Plan as of the Investment Date. No shares will be purchased under the Plan at less than their par value ($.01 per share).

     Reinvested Dividends. You may elect dividend reinvestment with respect to any whole number of shares registered in your name on the records of the Company. Specify on the enrollment card the initial number of shares for which you want dividends reinvested. Dividends on all shares purchased pursuant to the Plan will be automatically reinvested. The number of shares purchased for you as a participant in the Plan depends on the amount of your dividends on these shares (less any required withholding tax) and the purchase price of the Common Stock. Your account will be credited with the number of shares, including fractional shares, equal to the total amount invested divided by the purchase price per share.

     Shares of Common Stock for participants under the Plan may be purchased by the Plan Administrator from the Company or on the open market (see "Administration" above). For Plan shares purchased from the Company, the price per share will be the greater of (i) the average of the high and low sale prices of the Company's Common Stock on the NYSE on the Investment Date (or, if that is not a trading day, the next following trading day), or (ii) the average reported

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closing  sale price (but not greater than 105% of (i) above) on the NYSE for the
10 trading days prior to the Investment Date. For shares purchased in the open market, the price per share will be 100% of the average price of all shares purchased for the Plan in all transactions in which such shares are purchased on the Investment Date.

     Optional Cash Purchases. As a Plan participant, you may make additional cash payments for the purchase of Common Stock, subject to the discretion of the Company to limit or reject optional cash purchases. Generally, payments must be at least $50 and not more than $25,000 per quarter. You are not obligated to make any cash payments, and if you choose to do so, you need not pay the same amount each quarter. The price of shares purchased with optional cash payments will be determined in the same manner as the price of shares purchased with reinvested dividends.

     Cash payments must be received at least five business days before the Investment Date in order to be used to purchase shares on that Investment Date. Remember, the investment and dividend payment dates are customarily in early January, April, July and October. Cash payments received fewer than five business days before the Investment Date will be held, without interest, until the next Investment Date. Any payments not yet invested will be refunded on written request if received by the Plan Administrator no later than five business days before the next Investment Date.

     When you join the Plan, you may make your first optional cash purchase by enclosing a check or money order payable to First Union National Bank with the enrollment card. After you are enrolled, please use the form provided with your account statement when you elect to make additional cash purchases.

Dividends on Shares Held in the Plan
     Dividends paid on shares held in the Plan (less any required withholding tax) will be credited to your Plan account. Dividends are paid on both full and fractional shares held in your account and are automatically reinvested.

Account Statements
     You will receive a statement of your account as soon as practicable after each Investment Date. The statements will contain a report of all transactions since the last statement, including information with respect to the number of shares allocated to your account, the amount of dividends received which are allocable to you, the amount of Common Stock purchased therewith and the price paid. These statements are your continuing record of the cost of your purchase and should be retained for income tax purposes.

Certificates for Shares
     The certificates for shares purchased for your account will be held in the name of the Plan Administrator or its nominee. The number of shares purchased will be shown on your statement of account. This feature permits ownership of

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fractional  shares,  protects  against  loss,  theft  or  destruction  of  stock certificates, and reduces the costs of the Plan. Any certificated shares contributed to the Plan will be surrendered to the Plan Administrator and will be shown on your statement of account as uncertificated shares.

         Certificates for any number of whole shares credited to your account will be issued in your name upon your written request to the Plan Administrator. Certificates for fractional shares will not be issued. Should you want your certificates issued in a different name, you must notify the Plan Administrator in writing and comply with applicable transfer requirements. If you wish to sell any whole shares credited to your account under the Plan, you will have the option of either (i) receiving a certificate for such whole number of shares, or
(ii) requesting that such shares held in your account be sold, in which case the shares will be sold on the open market as soon as practicable. Brokerage commissions on such sales will not be paid by the Company and will be deducted from the sales proceeds (see "Termination of Participation"). If you wish to pledge shares credited to your account, you must first have the certificate for those shares issued in your name.

Termination of Participation
     You may discontinue reinvestment of dividends under the Plan with respect to any of your shares (including shares held in the Plan) at any time by notifying the Plan Administrator in writing. A notice of termination received by the Plan Administrator after the record date for an Investment Date will not be effective until the next following Investment Date.

     If you notify the Plan Administrator of your termination of participation in the Plan with respect to all of your shares, or if your participation in the Plan is deemed to have been terminated or is terminated by the Company, you may elect either (i) to receive a certificate for whole shares credited to your account under the Plan, or (ii) to request that any shares held in your account be sold, in which case the shares will be sold on the open market as soon as practicable. In either case you will be sent a check representing the value of any fractional share computed on the basis of the average of the high and low sale prices of the Common Stock on the NYSE on the date your account is terminated. Brokerage commissions on sales will not be paid by the Company and will be deducted from the sales proceeds. In addition, if you terminate participation in the Plan or liquidate with respect to any of your shares, you will be subject to a $10.00 service charge imposed by the Plan Administrator, which will not be paid by the Company.

     If the Company terminates the Plan, you will receive a certificate for the number of whole shares credited to your account under the Plan and a check for the value of any fractional shares (computed as described in the preceding paragraph).

     If you change  your  mailing  address,  you must  promptly  notify the Plan
Administrator. If you move your residence to a state where shares offered pursuant to the Plan are not registered or exempt from registration under applicable securities laws, the Company may deem you to have terminated participation in the Plan.

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Voting of Shares Held Under the Plan
     You will be able to vote all shares of Common Stock (including fractional shares) credited to your account under the Plan at the same time that you vote the shares registered in your name on the records of the Company.

Stock Dividends, Stock Splits and Rights Offerings
     Any stock dividends or splits distributed by the Company in respect to shares held in the Plan for you will be credited to your Plan account. If the Company issues to its shareholders rights to subscribe to additional shares, such rights will be issued to you based on your total share holdings, including shares held in your Plan account.

Responsibility of the Plan Administrator and the Company Under the Plan
     The Plan Administrator will not be liable for any claim based on an act done in good faith or a good faith omission to act. This includes, without limitation, any claim of liability arising out of failure to terminate a participant's account upon a participant's death, the prices at which shares are purchased, the times when purchases are made, or fluctuations in the market price of Common Stock.

     All notices from the Plan Administrator to a participant will be mailed to the participant at the last address of record with the Plan Administrator, which will satisfy the Plan Administrator's duty to give notice. Participants must promptly notify the Plan Administrator of any change in address.



YOU SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR THE PLAN ADMINISTRATOR CAN PROVIDE ANY ASSURANCE OF A PROFIT OR PROTECTION AGAINST LOSS ON ANY SHARES PURCHASED UNDER THE PLAN.



Interpretation and Regulation of the Plan
     The Company reserves the right, without notice to participants, to interpret and regulate the Plan as it deems necessary or desirable in connection with its operation. Any such interpretation and regulation shall be conclusive.

Change in or Discontinuance of the Plan
     While the Company hopes to continue the Plan indefinitely, it reserves the right to suspend or discontinue the Plan at any time, including the period between a dividend record date and the related dividend payment date. It also reserves the right to make modifications to the Plan. You will be notified of any such suspension, discontinuance or material modification. The Company also reserves the right to terminate any participant's participation in the Plan at any time.

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FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN

     The following discussion summarizes the principal federal income tax consequences, under current law, of participation in the Plan. It does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law (such as tax-exempt organizations, insurance companies, and foreign persons). The discussion is based on various rulings of the Internal Revenue Service regarding several types of dividend reinvestment plans. No ruling, however, has been issued or requested regarding the Plan. The following discussion is for your general information only, and you must consult your own tax advisor to determine the particular tax consequences that may result from your participation in the Plan and the disposition of any shares purchased pursuant to the Plan.

Reinvested Dividends
     When your  dividends  are  reinvested  to  acquire  shares  (including  any fractional shares) of Common Stock from the Company, you will be treated as having received a distribution equal to the fair market value of the shares on the Investment Date, which will be the average of the high and low sales prices of the Common Stock on the NYSE on the Investment Date. When your dividends are reinvested to acquire additional shares (including any fractional shares) of Common Stock in the open market, you will be treated as having received a distribution equal to the average price of all shares purchased for the Plan in all transactions in which such shares are purchased on the Investment Date, plus any brokerage costs incurred by the Company. The amount treated as a distribution to you will constitute a dividend for federal income tax purposes to the same extent as a cash distribution.

     The initial tax basis of shares you acquire with reinvested dividends will equal the amount of the distribution you are treated as having received. The holding period for shares acquired with reinvested dividends will begin the day after the dividend payment date. A whole share resulting from the acquisition of two or more fractional shares on different dividend payment dates will have a split holding period, with the holding period for each fractional component beginning the day after the dividend payment date when the fraction was acquired.

Optional Cash Payments
     The Company currently intends to take the position that the purchase of shares under the Plan with your optional cash payments will not result in a distribution to you for federal income tax purposes. The initial tax basis in a share acquired with an optional cash payment will be the amount paid for such shares. The holding period for shares acquired with optional cash payments under the Plan will begin the day after the purchase date, which is to be the dividend payment date. A share consisting of fractional shares purchased on different dates will have a split holding period, with the holding period for each fractional component beginning the day after its purchase date.

Receipt of Share Certificates and Cash
     You will not realize any income when you receive certificates for whole shares credited to your account under the Plan. Any cash received for a fractional share held in your account will be treated as an amount realized on

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the sale of the fractional  share. You will,  therefore,  recognize gain or loss equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share. Similarly, if the Plan Administrator sells your shares pursuant to your request upon termination of your participation in the Plan, you will recognize gain or loss equal to the difference between the amount you realize on the sale and your tax basis in the shares. Gain or loss recognized on a sale of shares (including a fractional share) from your account generally will be capital gain or loss if you hold your Plan shares as capital assets.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY

     The Company's Amended Charter (the "Charter") obligates it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Tennessee law and contains a provision eliminating the personal liability of its directors or officers to the Company or its shareholders for money damages to the maximum extent permitted by Tennessee law from time to time. Indemnification is permitted by Tennessee law if: (i) such persons conducted themselves in good faith; (ii) they reasonably believed, in the case of conduct in their official capacities with the Company, that their conduct was in its best interests and, in all other cases, that their conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful. Indemnification of a director is not permitted: (i) in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company; or (ii) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

     The Second Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") of the Operating Partnership, as amended, provides generally for the indemnification of the Company and its officers, directors, employees and agents unless it is established that such person(s) acted in bad faith or was (were) dishonest, that such person(s) actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, that such person(s) had reasonable cause to believe that the act or omission was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

EXPERTS

     The consolidated financial statements of the Company incorporated by reference in its annual report on Form 10-K for the period ended December 31, 1999, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ADDRESS OF THE PLAN ADMINISTRATOR

     Optional cash payments, changes in name or address, notices of termination and requests for refunds of payments to purchase shares, certificates or the sale of shares held in the Plan, and questions regarding your account should be directed to:

                            First Union National Bank
                              Equity Services Group
                        1525 West W. T. Harris Blvd., 3C3
                      Charlotte, North Carolina 26288-1153

                             or call (800) 829-8432

INQUIRIES REGARDING THE PLAN

       Please address questions about the Plan to:

                                Storage USA, Inc.
                            Investor Relations Dept.
                           175 Toyota Plaza, Suite 700
                                Memphis, TN 38103

                             or call (901) 252-2000

WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington DC, New York, NY and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at http://www.sec.gov. The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this
Prospectus:

      o     Annual Report on Form 10-K for the year ended December 31, 1999;
      o Quarterly Reports on Form 10-Q for the three months ended March 31, 2000 and June 30, 2000;

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

      o     Current Report on Form 8-K filed May 2, 2000; and
      o The description of the common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 15, 1994.


You may request a copy of these filings, at no cost, by writing or telephoning:

                                Storage USA, Inc.
                            Investor Relations Dept.
                           175 Toyota Plaza, Suite 700
                                Memphis, TN 38103

                                 (901) 252-2000

         You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


                               ------------------


No person has been authorized to give any information or to make representations not contained in this Prospectus regarding the Company or the offering made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither delivery of this Prospectus nor any sale made hereunder shall create an implication that information contained herein is correct as of any time subsequent to the date hereof.

                               ------------------

                                STORAGE USA LOGO

                                STORAGE USA, INC.
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                                 ENROLLMENT CARD

To Join the Plan:

1. Complete this card. Be sure to include your social security or tax identification number and signature.
2. Fold the card in half and tape the card closed so that your signature is concealed.


I hereby appoint First Union National Bank (or any successor) as my agent to receive cash dividends that may hereafter become payable to me on shares of Common Stock of Storage USA, Inc. registered in my name as set forth below, and authorize First Union National Bank to apply such dividends, together with any optional cash payments I make toward the purchase of full shares and fractional interests in shares of the Company's Common Stock.

I understand that the purchases will be made under the terms and conditions of the Dividend Reinvestment and Stock Purchase Plan as described in the Prospectus and that I may revoke this authorization at any time by notifying First Union National Bank, in writing of my desire to terminate my participation.

------------------------------------------------------ --------------------------------------------------------
Please indicate your participation below:              Check one box only:

                                                       [ ] Full  Dividend  Reinvestment  - I wish to  reinvest
Please enroll me in the Dividend Reinvestment Plan         all cash  dividends  on all shares of Storage  USA,
of Storage USA, Inc. as indicated on this Enrollment       Inc.  Common Stock now or hereafter  registered  in
Card.                                                      my name in additional shares of such stock.

Name as shown on Stock Certificate:

                                                       [ ] Partial  Dividend  Reinvestment  - I wish to receive
                                                           cash dividends on _____ shares of Storage USA Common
--------------------------------------------------         Stock and reinvest dividends on all other shares now
(Please Print)                                             or  hereafter  registered  in my name in  additional
                                                           shares of such stock.

                                                       --------------------------------------------------------

Signature(s):                                          Optional Cash Purchase:

                                                       Please purchase  additional  shares of Storage USA, Inc.
----------------------------------                     Common  Stock.  Enclosed  is my check  or  money  order,
                            (date)                     payable to First Union National Bank, in the amount of:

----------------------------------
                            (date)                     $_______________

                                                       Note:  A  minimum  of $50  investment  is  required  to
----------------------------------                     participate   in  Optional   Cash   Purchase   program.
   Social Security Number                              Maximum  investment  is $25,000 per  calendar  quarter.
     or Tax Identification Number                      Shareholder  must  be a  registered  shareholder  of at
                                                       least one (1) share of Storage USA,  Inc.  Common Stock
                                                       to participate.
------------------------------------------------------ --------------------------------------------------------

BUSINESS REPLY MAIL CARD

EQUITY SERVICES PLAN ADMINISTRATION
FIRST UNION NATIONAL BANK
1525 WEST WT HARRIS BLVD 3C3
CHARLOTTE NC 28245-3435